Exhibit 99.1
Press release issued May 5, 2004

Ross Systems 3rd Quarter Report

            Company reports 56% increase in Software license revenue.

ATLANTA May 5, 2004 - Ross Systems, Inc. (NASDAQ: ROSS), a leading provider of enterprise software solutions for manufacturers, today announced results for its third fiscal quarter, which ended March 31, 2004. The Company reported net earnings of $1.2 million or $0.36 per share, after merger transaction costs of $0.1 million. The merger transaction costs are associated with the proposed merger with CDC Software, a subsidiary of chinadotcom corporation (NASDAQ:
CHINA). The proposed merger, which is subject to stockholder approval, is expected to proceed during the second quarter of calendar 2004.

Revenues for the quarter at $13.7 million increased 20% from $11.4 million in the prior year's same quarter. Software license revenue for the quarter at $4.2 million increased 56% from $2.7 million in the prior year's same quarter. Consulting service revenue at $4.2 million increased 20% from $3.5 million in the prior year's same quarter. Maintenance revenue was $5.2 million in both the current quarter and the prior year's same quarter. The net earnings for the quarter of $1.2 million or $0.36 per diluted share, compared to net earnings of $0.7 million or $0.22 per diluted share in the prior year's same quarter.

Net cash of $8.8 million this quarter increased $2.2 million over the prior year's same quarter and $1.4 million from the previous quarter. The Company's cash position at the end of the previous quarter was affected by the previously reported merger transaction and arbitration settlement costs incurred during that quarter.

The Company has no long-term debt, and short-term debt decreased to $5.0 million from $5.3 million in the sequential quarter. Deferred revenues this quarter increased to $11.9 million from





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$10.6 million in the sequential quarter. Accounts receivable, at $15.0 million, increased from $13.9 million in the sequential quarter.

For the most recent nine-month period, the Company reported revenue of $38.9 million or an 11% increase over the prior year's same period and net earnings of $0.3 million or $0.12 per share after litigation settlement and prospective merger transaction costs of $3.0 million. This compares to net earnings of $2.8 million or $0.87 per share for the prior year's same period. Excluding the $3.0 million of settlement and transaction costs noted above, earnings would have been $3.3 million for an 18% improvement over the prior year's nine-month performance.

"Contributing to this quarter's software license results were particularly strong increases in new customer licenses of the iRenaissance Suite of enterprise applications in North America as well as continued customer purchases of Ross' Internet Application Framework (IAF) which provides browser capabilities that increase user productivity. We are also very pleased with the revenue growth of our Supply Chain Management products," said J. Patrick Tinley, Ross' Chairman and CEO. "Our continued focus on the process industries including life sciences, food and beverage, chemicals, metals, and natural products has continued to generate our revenue growth. We have seen an increase in demand from the food industry, driven by issues related to global food safety, that we uniquely address with our iRenaissance Suite."

About Ross Systems
------------------
Ross Systems, Inc. (NASDAQ: ROSS) delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by over 1,000 customer companies worldwide, the company's family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance.

Publicly traded on the NASDAQ since 1991, Ross's global headquarters are based in the U.S. in Atlanta, Georgia, with sales and support operations around the world. www.rossinc.com.



STATEMENTS IN THIS ANNOUNCEMENT, WHICH EXPRESS THAT THE COMPANY "BELIEVES", "ANTICIPATES", "EXPECTS", "PLANS TO..." OR "SHOULD BEGIN TO..." AS WELL AS OTHER STATEMENTS, WHICH ARE NOT HISTORICAL FACT, ARE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD LOOKING STATEMENS IN THIS ANNOUNCEMENT INCLUDE STATEMENTS ABOUT THE PROPOSED MERGER. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY AS A RESULT OF RISKS AND UNCERTAINTIES, INCLUDING THE RISK THAT THE MERGER IS

NOT APPROVED BY ROSS SHAREHOLDERS OR IS OTHERWISE NOT COMPLETED, THE RISK THAT THE ANTICIPATED BENEFITS OF THE MERGER ARE NOT REALIZED, QUARTERLY FLUCTUATION OF SOFTWARE PRODUCT LICENSE REVENUE, WEAKENING OF CUSTOMER DEMAND FOR ENTERPRISE SYSTEMS, THE COMPANY'S MAINTENANCE OF A MINIMAL BACKLOG, THE UNCERTAINTY OF DEMAND FOR NEW PRODUCT OFFERINGS AND OTHER RISKS AND UNCERTAINTIES DESCRIBED IN REPORTS FILED BY THE COMPANY WITH THE SEC, INCLUDING THE ANNUAL REPORT ON FORM 10-K FILED FOR THE YEAR ENDED JUNE 30, 2003. YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS ANNOUNCEMENT. WE DO NOT UNDERTAKE ANY OBLIGATION TO PUBLICLY UPDATE OR RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS ANNOUNCEMENT OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EXCEPT AS REQUIRED BY LAW.

                       ROSS SYSTEMS, INC. AND SUBSIDIARIES


                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (Unaudited)



                                                           Three months ended           Nine months ended
                                                                March 31                      March 31
                                                        -----------------------------------------------------
                                                          2004            2003          2004           2003
                                                        --------       --------       --------       --------
Revenues:
     Software product licenses                          $  4,244       $  2,696       $ 11,594       $  9,903
     Consulting and other services                         4,237          3,489         11,815          9,794
     Maintenance                                           5,191          5,235         15,538         15,323
                                                        --------       --------       --------       --------
           Total revenues                                 13,672         11,420         38,947         35,020
                                                        --------       --------       --------       --------
Operating expenses:
      Costs of software product licenses                   1,764          1,660          5,090          4,786
     Costs of consulting and maintenance                   5,313          4,229         15,491         12,784
     Sales and marketing                                   3,272          2,864          9,021          8,193
     Product development net of capitalized and              778            605          2,417          1,893
     amortized computer  software costs
     General and administrative                              812          1,016          2,807          3,420
     Litigation settlement cost                             --             --            1,896           --
     Provision for uncollectible accounts                    188            197            418            711
                                                        --------       --------       --------       --------
           Total operating expenses                       12,127         10,571         37,140         31,787
                                                        --------       --------       --------       --------
Operating earnings (loss)                                  1,545            849          1,807          3,233
Prospective merger transaction costs                        (139)          --           (1,133)          --
Other financial, net benefit (expense)                      (113)           (29)          (144)          (152)

Earnings (loss) before taxes                               1,293            820            530          3,081
                                                        --------       --------       --------       --------
     Income tax expense                                       22             63            105            217
                                                        --------       --------       --------       --------
Net (loss) earnings                                     $  1,271       $    757       $    425       $  2,864
     Preferred stock dividend                                (38)           (38)          (113)          (113)
                                                        --------       --------       --------       --------

Net (loss) profit available to common shareholders      $  1,233       $    719       $    312       $  2,751
                                                        ========       ========       ========       ========
Net earnings (loss)  per common share - basic           $   0.45       $   0.27       $   0.12       $   1.05
                                                        ========       ========       ========       ========
Net earnings (loss)  per common share - diluted         $   0.36       $   0.22       $   0.12       $   0.87
                                                        ========       ========       ========       ========

Shares for basic calculation                               2,728          2,638          2,707          2,616
                                                        ========       ========       ========       ========
Shares for diluted calculation                             3,513          3,387          3,477          3,292
                                                        ========       ========       ========       ========


                       ROSS SYSTEMS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (In thousands, except share related data)

                                                              March 31,        June 30,
                                                                2004            2003
                                                              --------       --------
ASSETS                                                       (unaudited)
Current assets:
     Cash and cash equivalents                                $  8,751       $  8,628
     Accounts receivable, less allowance                        14,967         12,880
         for doubtful accounts and returns
     Prepaid and other current assets                              805            731
                                                              --------       --------
              Total current assets                              24,523         22,239

Property and equipment                                           1,208          1,406
Computer software costs                                         12,617         13,573
Other assets                                                     2,993          2,993
                                                              --------       --------
              Total assets                                    $ 41,341       $ 40,211
                                                              ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Current installments of debt                             $  5,049       $  2,800
     Accounts payable                                            1,436          2,978
     Accrued expenses                                            5,055          4,940
     Income taxes payable                                          177            261
     Deferred revenues                                          11,944         12,203
                                                              --------       --------
              Total current liabilities                         23,661         23,182
                                                              --------       --------

Shareholders' equity:
     Common stock                                                   28             28
     Preferred stock                                             2,000          2,000
     Additional paid-in capital                                 87,275         87,189
     Accumulated deficit                                       (68,669)       (69,094)
     Accumulated comprehensive deficit                          (1,834)        (1,749)
     Treasury stock                                             (1,120)        (1,345)
                                                              --------       --------
         Total shareholders' equity                             17,680         17,029
                                                              --------       --------

              Total liabilities and shareholders' equity      $ 41,341       $ 40,211
                                                              ========       ========

SOURCE Ross Systems, Inc.

CONTACT: Robert B. Webster of Ross Systems, +1-770-351-9600, or
bobwebster@rossinc.com
----------------------

URL: www.rossinc.com
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